Exhibit 23(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 17, 2006, relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Report to Investors of Mellon Institutional Funds Master Portfolio:
The Boston Company International Core Equity Portfolio, The Boston Company Small Cap Value Portfolio, The Boston Company Small Cap Growth Portfolio, The Boston Company Large Cap Core Portfolio and The Boston Company International Small Cap Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
New York, New York
January 26, 2007